EXHIBIT 6.3
                              ADDENDUM TO AGREEMENT


      This Addendum, entered into this 17th day of September, 1999, hereby amends, to the extent set forth in this Addendum, the agreement entered into on July 1, 1996 between FLEETCLEAN SYSTEMS, INC., a Texas corporation ("Company") and KENNETH A. PHILLIPS, an individual ("Phillips") (the "Agreement").

      Notwithstanding anything in the Agreement, the Company and Phillips agree to modify Section 1 of the Agreement as follows, until the Company's Board of Directors determines that the Company is financial able to resume payments to Phillips pursuant to Section 1 of the Agreement, at which time this Addendum shall terminate:

      Employer agrees to pay Employee a salary of $7,000 per month.

      Phillips hereby agrees to waive all prior breaches of the Agreement. Phillips and the Company agree that all payments pursuant to the Agreement, which have not been paid to date and will not be paid in future pursuant to this Addendum, are hereby waived, and shall not be accrued.


      IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed on the day and year set forth above.

                            FLEETCLEAN SYSTEMS, INC.

                            By: /s/ JAY G. PHILLIPS
                                    Jay G. Phillips, Director


                            KENNETH A. PHILLIPS, an individual


                            /s/ KENNETH A. PHILLIPS
                                Kenneth A. Phillips